STANDING LOAN AGREEMENT


     This Standing Loan Agreement (hereinafter referred to as "Loan Agreement"), dated as of June 20, 1996, is between PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (Borrower") and BANK OF AMERICA OREGON, an Oregon state chartered commercial bank ("Bank").


                            Agreement

I.   Loan Terms.

     1.1  Amount and Purpose.

          Bank shall make a loan to Borrower in the principal amount of Five Million Six Hundred Twenty-Five Thousand and
No/100  Dollars  ($5,625,000.00) (the  "Loan")  to  be  used  for
Refinance as described below.

     The Loan will be evidenced by a promissory note (the "Note") payable to Bank in the original principal amount of the Loan and will be secured by a Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing ("Deed of Trust") covering certain real property commonly known as Honeyman Hardware Lofts, 502-514 N.W. 9th Avenue, Portland, Oregon 97209 (together with all improvements now or hereafter located thereon, the "Property") and certain personal property and other collateral. Joseph W. Angel, II and Lynne I. Angel (collectively, "Guarantors") will guaranty Borrower's obligations under this Loan Agreement pursuant to a Payment Guaranty of even date herewith (collectively, the "Guaranties").

     1.2  Documentation.

          At  the  closing  of  this transaction,  Borrower  will
deliver  the  following documents and other items,  executed  and
acknowledged   as   appropriate,  all  in  form   and   substance
satisfactory to Bank: (a) this Loan Agreement; (b) the Note;  (c)
the Deed of Trust; (d) a UCC- 1 Financing Statement perfecting  a first-position lien on all personal property collateral; (e)  the
Guaranties,  (f)  a  1970  form  ALTA  extended  coverage   title
insurance policy insuring Bank that the Deed of Trust constitutes a  valid  and  enforceable  lien  on  the  Property  subject  and subordinate  only  to  such liens or other matters  as  Bank  has approved in writing; (g) if the Deed of Trust is to be junior  to any  other lien or deed of trust on the Property, a Beneficiary's
Statement  from the holder of such prior lien or deed  of  trust;
(h) evidence of the casualty and other insurance coverage required under this Loan Agreement; (i) if Borrower is anything other than a natural person, evidence of Borrower's due formation and good standing or existence, as well as due authorization and execution of the Loan
Documents;  (])  if  applicable,  Subordination  Agreements   and
Estoppels from tenants leasing space in the Property; (k) if the Property is to be leased to third parties, Borrower's pro forma lease form; (1) a loan fee in the amount of $70,312.50; (m) an Environmental Questionnaire and Disclosure Statement prepared and certified by Borrower, and, if Bank requires, an environmental survey of the Property prepared by an environmental consultant satisfactory to Bank; and (n) such other documents, Property information and other assurances as Bank may require.

     1.3  INTENTIONALLY DELETED

     1.4  Disbursement Procedures.

          Bank shall disburse the Loan proceeds as follows:

          (a)   Pay  Bank  of America Oregon a loan  fee  in  the

amount of $70,312.50;

          (b)  Pay Bank of America Oregon $55.00 to reimburse the

fee advanced for pre-closing and post-closing UCC searches;


          (c)   Pay  Bank of America Oregon Commercial  Appraisal

Group for preparation and review of the appraisal;



          (d)   Pay  Bank  of  America Oregon  to  reimburse  the

amounts  advanced or incurred for legal fees in  connection  with the closing and administration of the loan;


          (e)   Pay Chicago Title Insurance Company for recording

and escrow fees, title charges and related fees.


          (f)   Pay  any  unpaid  taxes and  assessments  on  the

Property, plus interest;


          (g) Payoff the indebtedness evidenced by a lien in favor of City of Portland recorded on March 11, 1992, in the original amount of $15,000.00

          (h)   Pay $5,400,000.00 to be held in escrow under  the
terms  of  the  Settlement Agreement dated May 21.  1996     among
Borrower, Bank, Kearney Street Real Estate Company, L.P. and others.

          (i) Any remaining loan proceeds shall be paid per the Borrower's instructions.


II.  Covenants of the Borrower.

     Borrower promises to keep each of the following covenants:

     2.1  Compliance with Law.

          Borrower shall comply with all existing and future laws, regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Property and Borrower's business.

     2.2  Conditional Sales Contracts.

          Without Bank's prior written consent, which consent shall not be unreasonably withheld, Borrower shall not purchase any materials, equipment, furnishings or fixtures to be installed on the Property under any agreement where the seller reserves title or the right of removal or repossession after such items are installed on the Property.

     2.3  Site Visits.

          Borrower shall allow Bank access to the Property at any reasonable time between the hours of 9:00 a.m. and 5:00 p.m. after reasonable advance notice for the purposes of performing an appraisal, inspecting the Property, taking soil or groundwater samples, and conducting tests, among other things, to investigate for the presence of Hazardous Substances, as defined in Article
IV. Borrower shall also allow Bank to examine, copy and audit its books and records. Bank is under no duty to visit or observe the Property, or to examine any books or records. Any site visit, observation or examination by Bank shall be solely for the purpose of protecting Bank's security and preserving Bank's rights under the Loan Documents. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition affecting the Property, including any defects in the design or construction of any improvements on the Property or the presence of any Hazardous Substances on the Property.

     2.4  Insurance.

          Borrower shall maintain the following insurance:

          (a) All risk property damage insurance in nonreporting form on the Property, with a policy limit in an amount not less than the full insurable value of the Property on a replacement cost basis, including tenant improvements, if any. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement in the amount of six months' projected rents or income, a lender's loss payable endorsement (438 BFU) in favor of Bank, and any other endorsements required by Bank.

          (b) Comprehensive General Liability coverage with such limits as Bank may require. Should other than Borrower provide the insurance, such policy shall name Borrower as an additional insured with respect to the Property. Coverage shall be written on an occurrence basis, not claims made.

          (c) Such other insurance as Bank may require, which may include earthquake and flood.

All policies of insurance required by Bank must be issued by companies approved by Bank and otherwise be acceptable to Bank as to amounts, forms, risk coverages and deductibles. In addition, each policy (except workers' compensation) must provide Bank at least thirty (30) days' prior notice of cancellation, non-renewal or modification. If Borrower fails to keep any such coverage in effect while the Loan is outstanding, Bank may procure the coverage at Borrower's expense. Borrower shall reimburse Bank, on demand, for all premiums advanced by Bank, which advances shall be considered to be additional loans to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.

     2.5  Payment of Expenses.

          Borrower shall pay all reasonable costs and expenses incurred by Bank in connection with the making, disbursement and administration of the Loan, as well as any revisions, extensions, renewals or "workouts" of the Loan, and in the exercise of any of Bank's rights or remedies under this Loan Agreement. Such costs and expenses include title insurance, recording and escrow charges, fees for appraisal (but not more than one appraisal in any twelve (12) month period), environmental services, legal fees and expenses of Bank's counsel and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank's employees or by independent contractors. Borrower acknowledges that the Loan tee does not include amounts payable by Borrower under this section. All such sums incurred by Bank and not immediately reimbursed by Borrower shall be considered an additional loan to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.

     2.6  Financial and Other Information.

          If Borrower or any Guarantor is other than a natural person or a trust, Borrower shall provide Bank, within one hundred - twenty (120) days of the close of Borrower's and each such Guarantor's fiscal year-end, its and each such Guarantor's annual financial statements, including a year-end balance sheet and annual profit and loss statement and shall provide Bank its and each such Guarantor's tax returns, together with supporting schedules, including without limitation K-i forms, extension requests and statements of contributions to subchapter S corporations, within thirty (30) days of filing same. If Borrower or any Guarantor is a natural person or a trust, Borrower shall provide Bank its and each such Guarantor's year end financial statement within one hundred - twenty (120) days of the fiscal year end and shall provide copies of its and each such Guarantor's tax returns, together with all supporting schedules, including without limitation K-i forms, extension requests and statements of contributions to subchapter S corporations within thirty (30) days of filing same. Borrower shall also provide an annual operating statement and rent roll on the Property in form and substance satisfactory to Bank within ninety (90) days of Borrower's fiscal year-end. Within thirty (30) days after request by the Bank, Borrower shall promptly provide Bank with any other financial or other information concerning its and each Guarantor's affairs and properties as Bank may request.

     2.7  Notices.

          Borrower shall promptly notify Bank in writing of:

          (a) any litigation filed against Borrower, Guarantor or the Property, and litigation filed against the General Partner of Borrower that directly relates to the Property, where the amount claimed is One Hundred Thousand Dollars ($100,000.00) or more;

          (b) any notice that the Property or Borrower's or Guarantor's business fails in any respect to comply with any applicable law, regulation or court order; and

          (c) any material adverse change in the physical condition of the Property or Borrower's or any Guarantor's financial condition or operations or other circumstance that adversely affects Borrower's intended use of the Property or Borrower's or Guarantor's ability to repay the Loan.


     2.8  Indemnity.

          Borrower agrees to indemnify, defend with counsel acceptable to Bank, and hold Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the ownership, operation, or use of the Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. Notwithstanding anything to the contrary in any other Loan Document, the provisions of this Section 2.8 shall not be secured by the Deed of Trust, and shall survive the termination of this Loan Agreement, repayment of the Loan and foreclosure of the Deed of Trust or similar proceedings.

     2.9  Preservation of Rights: Maintenance of Properties.

          Borrower shall obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower's business. Borrower shall maintain all its properties in good condition.

     2.10 Performance of Acts.

          Upon request by Bank, Borrower shall perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

     2.11 Keeping Guarantor Informed.

          Borrower shall keep each Guarantor, informed of Borrower's financial condition and business operations and all other circumstances which may affect Borrower's ability to pay and perform its obligations under the Loan Documents. In addition, Borrower shall deliver to each such person all of the financial information required to be furnished to Bank hereunder.

     2.12 Maximum Loan-to-Value Ratio.

Borrower agrees that the ratio of the total committed amount of the Loan to the current "as is" value of the Property ("Current As Is Value") shall at no time exceed eighty percent (80%) (the "Maximum Loan-to-Value Ratio"). If the debt service coverage ("DSC") for the Property falls below 1. lOX DSC annually, based on the Property's actual annual net operating income ("NOI") as reported annually by Borrower, divided by the debt service on the Loan utilizing the remaining amortization schedule and the current note rate as defined in the Promissory Note, an appraisal may be required at Bank's option, but not more than annually, at Borrower's expense. For purposes of this section, Bank shall determine the Current As Is Value of the Property by an appraisal using a methodology which (i) conforms to then-current regulatory requirements, (ii) is considered by Bank to be reasonable and appropriate under the circumstances, and (iii) takes into account then-current market conditions, including vacancy factor, discount rates, and rental rates and concessions, all as determined by Bank. If Bank at any time should determine that such ratio has been exceeded, Bank may make written demand on Borrower to repay principal of the Loan in an amount sufficient in Bank's reasonable judgment to cause the Maximum Loan-to-Value Ratio to be met. Borrower shall make any such payment of principal within thirty (30) days after Bank's demand. No Prepayment Fee will be assessed on such payment.

     2.13 Further Encumbrances.

          Borrower  acknowledges that Bank has  relied  upon  the
Property  not  being subject to additional liens or  encumbrances
for   reasons  which  include,  but  are  not  limited  to,   the
possibility  of  competing  claims  or  the  promotion  of  plans disadvantageous to Bank in bankruptcy; the risks  to  Bank  in  a junior  lienholder's  bankruptcy;  questions  which  involve  the priority of future advances, the priority of future leases of the
Property, the marshaling of Borrower's assets, and Bank's  rights to determine the application of condemnation awards and insurance proceeds;  the impairment of Bank's option to accept  a  deed  in
lieu   of   foreclosure;   and  Bank's  requirements   concerning
Borrower's  preservation of its equity in the  Property  and  the absence of debt which could increase the likelihood of Borrower's inability  to perform its obligations when due. Therefore,  as  a principal  inducement  to Bank to make  the  Loan  and  with  the knowledge that Bank will materially rely upon this section in  so doing.  Borrower  covenants not to voluntarily  or  involuntarily encumber  the Property or any part thereof. Without limiting  the generality  of  the foregoing and irrespective  of  the  priority thereof,  no mortgages, deeds of trust or other forms of security interests shall encumber any real or personal property  which  is the  subject of any lien or security interest granted to Bank  as security  for the Note. Encumbrances and hypothecations of  stock
or   partnership  interests  in  Borrower  or  any  successor  of
Borrower, sale lease-backs, transfers by leases with purchase options, and conveyances by real estate contract shall each be deemed an encumbrance for the purposes of this Section. Any transfers (i) of partnership interests in Historic Preservation
Properties  1989 Limited Partnership ("HPP") or its  partners  or
(ii) of partnership interests by Joseph W. Angel II for estate planning purposes, will neither violate the provisions of this Section nor require the Beneficiary's consent but will require written notice to the Beneficiary. In the event of a transfer of the interest of HPP to East Bank Angel Joint Venture ('~EBAJV") or of the interest of EBAJV to HPP in accordance with the Amended and Restated Agreement of Limited Partnership of Portland Lofts
Associates Limited Partnership, as in effect on the date of this deed of Trust, the Beneficiary shall not increase the interest rate on the Loan.



     2.14 UCC Searches.

          At any time requested by Bank, Borrower will reimburse Bank for all expenses incurred by Bank to obtain current uniform commercial code searches made in the office of the Secretary of State of the State of Oregon, and such other places as Bank may require, covering Borrower and such other persons and entities as Bank may require. Bank may require, at its sole discretion, Borrower to take action to remove filings related to or which could relate to the Property, or any other collateral for the Loan, other than filings made pursuant to the Loan Documents or otherwise approved by Bank.

III. Use or Leasing of the Property.

     3.1  Use of the Property.

          Borrower shall develop and hold the Property as income property for lease to unaffiliated third parties in accordance with the provisions of this Article III provided however, Bank understands Borrower may desire to pursue condominium conversion of the Property at a future date. Bank, in its sole discretion, reserves the right to reach an underwriting determination on whether the Bank will consent to such conversion based on information required by the Bank at that time.

     3.2  Leasing.

          Except as otherwise approved by Bank in writing, all leases of space in the Property shall be documented on a pro forma lease approved by Bank, shall be entered into with bona fide third party tenants financially capable of performing their obligations under their leases, and shall reflect arms-length transactions at the then current market rate for comparable space. The pro forma lease may be modified so long as the modifications do not impair, or purport to impair, the Bank's, or any Lender's rights under the pro forma lease. Borrower shall perform all obligations required to be performed by it as landlord under any lease affecting any part of the Property. Borrower shall not accept payment of more than one month's rent in advance from any tenant.

     3.3  Delivery of Leasing Information and Documents.

          Borrower shall promptly deliver to Bank such rent rolls, leasing schedules and reports, operating statements or other leasing information as Bank from time to time may request, and shall promptly notify Bank of any material tenant dispute or material adverse change in leasing activity on the Property. Borrower shall use all reasonable efforts to promptly obtain and deliver to Bank such estoppel certificates and subordination and attornment agreements from tenants as Bank from time to time may require. In no event shall any approval by Bank of a lease be a representation of any kind with regard to the lease or its enforceability, or the financial capacity of any tenant or lease guarantor.

     3.4  Income from Property.

          Borrower shall first apply all income derived from the Property, including all income from leases, to pay costs and expenses associated with the ownership, maintenance, operation and leasing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. No such income shall be distributed or paid to any partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, unless all such costs and expenses which are then due have been paid in full.

IV.  Hazardous Substances.

     Notwithstanding any provision in the Deed of Trust or any other Loan Document, the provisions of this Article IV shall not be secured by the Deed of Trust and shall survive termination of this Loan Agreement, repayment of the Loan, and foreclosure of the Deed of Trust or similar proceedings.

     4.1  Definition of Hazardous Substance.

          For purposes of this Loan Agreement, a "Hazardous Substance" is defined to mean any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as "toxic," "hazardous," a "pollutant" or similar designation under any federal, state or local law, regulation or ordinance.

     4.2  Indemnity Regarding Hazardous Substances.

          Borrower agrees to indemnify, defend with counsel acceptable to Bank, and hold Bank, its parent and affiliated companies, and their respective officers, directors, employees and agents, harmless from and against all actual or threatened liabilities, claims, actions, damages (including foreseeable and enforceable consequential damages), penalties, costs, expenses (including attorney's fees) and losses directly or indirectly arising out of or resulting from the presence of any Hazardous Substance in or around any part of the
Property  or  in  the  soil or groundwater  under  the  Property, including  (1)  any  expenses incurred  in  connection  with  any investigation of site conditions or any clean-up, remedial, removal or restoration work, and (2) any resulting damages or injuries to the person or property of any third parties or to any natural resources. In addition, Borrower shall similarly indemnify, defend and hold harmless any persons purchasing the Property through a foreclosure sale or following a foreclosure sale, and any persons purchasing the Loan or any portion of or interest in it.

     4.3  Representation and Warranty.

          Before signing this Loan Agreement, Borrower researched and inquired into the previous, current and contemplated uses and ownership of the Property. Based on that due diligence, Borrower represents and warrants that, to the best of its knowledge, no Hazardous Substance has been or will be disposed of, released onto or otherwise exists in, on, or under the Property, except as Borrower has disclosed to Bank in writing.

     4.4  Compliance with Law: Notices.

          Borrower has complied, and shall comply and cause all occupants of the Property to comply, with all laws, regulations and ordinances governing or applicable to Hazardous Substances as well as the recommendations of any qualified environmental engineer or other expert. Borrower shall promptly notify Bank if it knows or suspects there may be any Hazardous Substance in or around the Property, or in the soil or groundwater under the Property, or if any action or investigation by any governmental agency or third party pertaining to Hazardous Substances is pending or threatened.

V.   Representations and Warranties.

     Borrower promises that each representation and warranty set forth below is true, accurate and correct.

     5.1  Formation: Authority.

          If Borrower is anything other than a natural person, it has complied with all laws and regulations concerning its organization, existence and the transaction of its business, and is in good standing or existence in each state in which it conducts its business. Borrower is authorized to execute, deliver and perform its obligations under each of the Loan Documents.

     5.2  No Violation.

     Neither Borrower nor the Property is in violation of, nor do the terms of this Loan Agreement conflict with, any regulation or ordinance, any order of any court or governmental entity, or any covenant or agreement affecting Borrower or the Property.
There are no claims, actions, proceedings or investigations pending or threatened against Borrower or affecting the Property except for those previously disclosed by Borrower to Bank in writing.

     5.3  Financial Information.

     All financial information which has been and will be delivered to Bank, including all information relating to the financial condition of Borrower, any of its members, partners, shareholders, or other principals, any Guarantor, and the Property, does and will fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted. As of the date hereof, there has been no material adverse change in any financial condition reported at any time to Bank.

     5.4  Borrower Not a "Foreign Person".

Borrower is not a "foreign person" within the meaning of  Section
1445(t)(3) of the Internal Revenue Code of 1986, as amended from time to time.


     5.5  Disclosure to Guarantor.

     Before each Guarantor, became obligated in connection with the Loan, Borrower made full disclosure to that person regarding Borrower's financial condition and business operations and all other circumstances bearing upon Borrower's ability to pay and perform its obligations under the Loan Documents.

                    VI.  Default and Remedies.

     6.1  Events of Default.

Borrower will be in default under this Loan Agreement upon the occurrence of any one or more of the following events ("Event of Default"):

          (a) Borrower fails to make any payment due under the Note, or fails to make any payment demanded by Bank under any Loan Document, within fifteen (15) days after the date due or demand; or

     (b) Borrower fails to comply with any covenant contained in this Loan Agreement other than those referred to in clause
(a), and does not either cure that failure within thirty (30) days after written notice from Bank, or, if the default cannot be reasonably cured in thirty days, within a reasonable time; or

          (c) Borrower or any Guarantor, or Borrower's managing general partner if it is a partnership or its majority shareholder if it is a corporation, becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding (except that, in the case of an involuntary proceeding, the same shall not constitute an Event of Default if the proceeding is dismissed within ninety (90) days of filing), in or out of court, for the adjustment of debtor-creditor relationships; or

          (d) Borrower or any Guarantor dissolves or liquidates, or any of these events happens to Borrower's managing general partner if it is a partnership or to its chief executive or majority shareholder if it is a corporation, or, if Borrower or any Guarantor is a trust, the trust is revoked or materially modified or there is a change or substitution of the trustee; or

          (e) Borrower or any Guarantor dies or becomes permanently disabled, or any of these events happens to Borrower's or any Guarantor's managing general partner, if it is a partnership, its chief executive officer, if it is a corporation, or its trustee, if it is a trust unless within ninety (90) days of the death or disability, Borrower or Guarantor provides a substitute borrower or guarantor or additional collateral, satisfactory to Bank, in Bank's sole discretion; or

          (f) Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

          (g) Any Guarantor revokes its Guaranty or any Guaranty becomes ineffective for any reason; or

          (h)   An Event of Default occurs under any of the  Loan
Documents; or

          (i)   Bank fails to have an enforceable first lien on or
security interest  in  any property given as security to;   0r   the
Loan (except as approved by Bank in writing); or

           (j) A judgement or judgements are entered against Borrower or any Guarantor in excess of $100,000.00 which are not covered by insurance or are not satisfied or bonded within the time required by law, if the same materially adversely affects Borrower's or such Guarantor's ability to repay the Loan, or any governmental authority takes action that materially adversely affects Borrower's intended use of the Property or Borrower's or any Guarantor's ability to repay the Loan; or

          (k) Borrower, any Guarantor or any person affiliated with Borrower or any Guarantor fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower has with Bank or any affiliate of Bank after any applicable notice and cure period provided therein. For the purposes of this section, "affiliated with" means in control of, controlled by or under common control with; or

          (I) Borrower defaults in connection with any credit such person has with any lender, if the default consists of the failure to make a payment when due or gives the other lender the right to accelerate the obligation; or

          (m) There is a material adverse change in Borrower's or any Guarantor's financial condition that materially impairs
Borrower's intended use of the Property or Borrower's or any Guarantor's ability to repay the Loan.

                    6.2  Remedies.

If an Event of Default occurs under this Loan Agreement,

          (a) Bank may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Bank's rights and remedies shall be cumulative. All of Borrower's obligations under the Loan Documents shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank's option, exercisable in its sole discretion.

          (b) Bank shall have the right in its sole discretion to enter the Property and take possession of it, whether in person, by agent or by court-appointed receiver, collect rents and otherwise protect its collateral. If Bank exercises any of the rights or remedies provided in this clause (b), that exercise shall not make Bank a partner or joint venture of Borrower. All sums which are expended by Bank in preserving its collateral shall be considered an additional loan to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.


                    VII. Arbitration.

     7.1  Mandatory Arbitration.

     After the Deed of Trust has been released, fully reconveyed, or extinguished, any controversy or claim between or among the parties, including those arising out of or relating to this Loan Agreement or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in this Loan Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                    7.2  Real Property Collateral.

Notwithstanding the provisions of Section 7.1, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined by a court of competent jurisdiction.

                    7.3    Provisional  Remedies  Self-Help   and
          Foreclosure.

No provision of this Article VII shall limit the right of any party to this Loan Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.


                    VIII.     Miscellaneous Provisions.

                    8.1  No Waiver Consents.

No alleged waiver by Bank shall be effective unless in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Bank to take action on account of any default of Borrower. Consent by Bank to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission.

                    8.2  No Third Parties Benefited.

This Loan Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their successors and assigns. No trust fund is created by this Loan Agreement and no other persons or entities shall have any right of action under this Loan Agreement or any right to the Loan funds.

                    8.3  Notices.

All notices given under this Loan Agreement shall be in writing and shall be effectively served upon delivery, or if mailed, upon receipt of certified United States mail, postage prepaid, sent to
the  party  at its address appearing below its signature.   Those
addresses may be changed by either party by notice to the other party.

                    8.4  Attorneys' Fees.

If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Loan Agreement, the Loan Documents or the Loan, including any alleged tort action, regardless of which party commences the action, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action or proceeding or appeal or review therefrom, in addition to costs and expenses otherwise allowed by law. In all other situations, including any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in any effort to collect or enforce the Loan or any part of it or any term of any Loan Document. From the time(s) incurred until paid in full to Bank, all sums shall bear interest at the default rate provided in the Note.

                    8.5  Heirs. Successors and Assigns.

The terms of this Loan Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Loan Agreement without the prior written consent of Bank. Bank shall have the right to transfer the Loan to any other persons or entities without the consent of or notice to Borrower. Provided, however, in the case of an unaffiliated entity, Bank will undertake its best efforts to provide notification to Borrower. Without the consent of or notice to Borrower, Bank may disclose to any prospective purchaser of any securities issued by Bank, and to any prospective or actual purchaser of any interest in the Loan or any other loans made by Bank to Borrower, any financial or other information relating to Borrower, the Loan or the Property.

                    8.6  Interpretation.

The language of this Loan Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party. The word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel. This Loan Agreement is the result of substantial negotiations between Borrower and Bank and shall be construed in accordance with the fair intent and meaning of the language contained in this Loan Agreement in its entirety and not for or against either party, regardless of which party (or its legal counsel) was responsible for its preparation. Borrower and Bank each represent to the other that each has consulted with its own legal counsel in connection with Loan Agreement.

     8.7  Miscellaneous.

     This Loan Agreement may not be modified or amended except by a written agreement signed by the parties. The invalidity or unenforceability of any one or more provisions of this Loan Agreement shall in no way affect any other provision. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to Bank for the faithful performance of this Loan Agreement and the other Loan Documents. If Borrower consists of or is comprised of more than one person or entity, any reference to Borrower shall refer to each person or entity comprising Borrower. Time is of the essence in the performance of this Loan Agreement and the other Loan Documents. This Loan Agreement shall be governed by Oregon law.

               8.8  Inte ration and Relation to Loan Commitment.

     The Loan Documents fully state all of the terms and conditions of the parties' agreement regarding the matters mentioned in or incidental to this Loan Agreement. The Loan Documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan Documents, including any loan commitment issued to Borrower.

     8.9  Relationships with Other Bank Customers.

     From time to time, Bank may have business relationships with Borrower's customers, suppliers, contractors, tenants, partners, shareholders, officers or directors, with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that in no event shall Bank be obligated to disclose to Borrower any information concerning any other Bank customer. Borrower further agrees that Bank may extend credit to those parties and may take any action it may deem necessary to collect any such credit, regardless of any effect the extension or collection of such credit may have on Borrower's financial condition or operations.

     8.10 Limitation on Recourse. This Loan Agreement is executed in connection with a term loan made by the Bank to the Borrower. Notwithstanding any other provisions of the Loan Agreement to the contrary, neither Historic Preservation Properties 1989 Limited Partnership, a Delaware limited partnership ("HPP"), which is one of the Borrower's two general partners, nor HPP's general partners shall have any personal liability for the payment of the loan secured by the Deed of Trust or any liability for the performance of the Borrower's obligations and the Bank's sole remedy in the case of HPP shall be to proceed against HPP's interest in the property and improvements or any proceeds thereof. The preceding sentence shall not preclude the Bank from enforcing the Bank's rights against the property and improvements and against other parties liable for the payment of the loan secured by a Deed of Trust, nor shall it preclude the Bank from joining HPP or its general partners in any proceeding to foreclose the Bank's Deed of Trust, security interest and other liens securing the Borrower's obligations pursuant to such loan.


     8.11 Special Provision.

          Without limiting the foregoing or any other provision of this Loan Agreement or the Loan Documents, in order to avoid any misunderstanding between the parties, the parties agree to the following special provision:

          Borrower and each of its constituent partners, and their permitted successors and assigns (if any), agree that no agreement, representation, warranty, promise, commitment, or statement of any kind (collectively, '("Statements") by any person related directly or indirectly to this Loan or the Property shall be binding on Bank, its parent, subsidiaries, affiliates, participants, assigns, or the officers, directors, employees, and agents of any of them (collectively, the "Bank Related Parties'), unless the Statements are in writing and executed by a duly authorized officer of Bank, Borrower and each of its constituent partners, and their permitted successors and assigns (if any), agree not to rely upon such Statements in any way and further agree not to claim waiver of the foregoing provision (requiring all Statements to be in writing) for any reason. This provision requiring any Statement to be in writing to be enforceable against the Bank Related Parties cannot be waived orally or by conduct.

          PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP, a Delaware Limited partnership

               BY:   East  Angel Joint Venture, an Oregon joint
                     venture, General Partne
                     By:  Joseph W. Angel

               BY:   Pacific Star Corporation, an Oregon corporation
                     BY:  Joseph W.Angel
                          President


               BY:  Historic Preservation Properties 1989 Limited
          Partnership,  a  Delaware Limited partnership,  General
          Partner

               By:  Boston Historic Partners Limited Partnership,
                    a   Massachusetts  limited  partnership,   General
                    Partner

               By:  Portfolio   Advisory   Services,   Inc.,    a
                    Massachusetts corporation, General Partner

               By:  Terrence P. Sulllivan
                    President

               By:  Terrence P. Sullivan
                    General Partner


     8.12 Statutory Notice.

          "UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US AFTER OCTOBER 3,1989 CONCERNING LOANS OR OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE".

                             WARNING

          Unless you provide us with evidence of the insurance coverage as required by our contract or loan agreement, we may purchase insurance at your expense to protect our interest. This insurance may, hut need not, also protect your interest. If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you. You may later cancel this coverage by providing evidence that you have obtained property coverage elsewhere.

          You are responsible for the cost of any insurance purchased by us. The cost of this insurance may be added to your contract or loan balance. If the cost is added to you contract or loan balance, the interest rate on the underlying contract or loan will apply to this added amount. The effective date or coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage.

          The coverage we purchase may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.



BORROWER:      PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP,
               a Delaware limited partnership


               BY:  East Bank Angel Joint Venture, an Oregon
                    joint venture, General Partner

                    By:  Joseph W. Angel



                    By:   Pacific Star Corporation, an Oregon
                          corporation

                          By:  Joseph W. Angel
                               President


               BY:  Historic    Preservation   Properties    1989
                    Limited   Partnership,  a  Delaware   limited
                    partnership, General Partner

                    By: Boston Historic Partners Limited Partnership, a Massachusetts limited partnership,
                         General Partner

                          By:  Portfolio Advisory Services, Inc.,
                              a     Massachusetts    corporation,
                              General Partner

                              By:  Terrence P. Sullivan
                              Title: President

                              By:  Terrence P. Sulllivan
                                   General Partner

Adress:       Portland Lofts Associates L. P.
              c/o Restaurant Management Northwest, Inc.
              1410 S.W. Jefferson Street
              Portland, Oregon, 97201

Copy to:      Mr. Chris Walters
              Ball, Janick & Novack
              101 S.W. Main Street, Suite 1100
              Portland, Oregon 97204

BANK OF AMERICA OREGON,
an Oregon state chartered commercial bank

By:    Ann Young, Vice President


ADDRESS:       BANK OF AMERICA OREGON
               Loan Administration No.2098
               P.O. Box 3066
               Portland, Oregon 97208